Exhibit No.(d)(10)
[EXECUTION COPY]
VOTING AND SUPPORT AGREEMENT
     This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 22, 2006, by and among MMC Precision Holdings Corp., a Delaware corporation (“Parent”), MMC Precision Merger Corp., a Georgia corporation (“Sub”), and David A. Nicholson, an individual (“Shareholder”).
     WHEREAS, concurrently with the execution of this Agreement, Morton Industrial Group, Inc., a Georgia corporation (the “Company”), Parent and Sub are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”; capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement);
     WHEREAS, as of the date hereof, Shareholder is the record and beneficial owner of 13,333 shares of Class A common stock (“Class A Common Stock”), $0.01 par value, of the Company (the shares of Class A Common Stock owned by Shareholder are referred to herein as the “Shareholder Shares”); and
     WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that Shareholder enter into this Agreement and, in order to induce Parent and Sub to enter into the Merger Agreement, Shareholder is willing to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Agreements of Shareholder.
          (a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, Shareholder shall vote all Shareholder Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the Transactions, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Company Takeover Proposal and (iv) against any agreement, amendment of the Company Charter or Company Bylaws or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).
          (b) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall not, directly or indirectly (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as hereinafter defined)), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein), (ii) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares, (iii) take any action that would make any representation or warranty of Shareholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying Shareholder from performing any of its obligations under this Agreement, or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii), or (iii) of this Section 1(b). As used herein, the term “Constructive Disposition” means, with respect to any Shareholder Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.
          (c) No Solicitation. Shareholder shall, and shall cause his affiliates and his and his affiliates’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Shareholder Representatives”) to, concurrently with the execution and delivery of this Agreement, immediately cease any discussions or negotiations with any other person regarding a Company Takeover Proposal. From the date hereof until any termination of this Agreement in accordance with its terms, Shareholder shall not, and shall cause the Shareholder Representatives not to (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal, or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal. In addition, Shareholder promptly shall advise Parent orally and, within one business day, in writing if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Shareholder in respect of any Company Takeover Proposal. Shareholder shall (i) keep Parent fully informed of the status and details (including any change to the terms thereof) of any such proposals, offers, inquiries, or requests concerning any Company Takeover Proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Shareholder by any third party in connection with any Company Takeover Proposal or sent or provided by Shareholder to any third party in connection with any Company Takeover Proposal.
          (d) Publication. Shareholder consents to the publishing and disclosing in the Proxy Statement of Shareholder’s identity and ownership of Class A Common Stock and the nature of Shareholder’s commitments, arrangements and understandings under this Agreement. Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the Transactions without the prior written consent of Parent, except as may be required by applicable Law.
     2. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to Parent and Sub as follows:
          (a) Authority. Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Sub, constitutes a valid and binding obligation of Shareholder, except to the extent that the enforceability of such obligation may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
          (b) Consents and Approvals; No Violations. No consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by Shareholder of his obligations hereunder, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Shareholder of any of his obligations under this Agreement. Neither the execution and delivery of this Agreement by Shareholder, nor the consummation by Shareholder of the transactions contemplated hereby, nor compliance by Shareholder with any of the terms or provisions hereof, will (x) violate any law, judgment, writ or injunction of any Governmental Entity applicable to Shareholder or any of his properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Shareholder is a party, or by which any of his properties or assets may be bound or affected, except for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by Shareholder of any of his obligations under this Agreement.
          (c) Ownership of Shares. Shareholder has record and beneficial ownership of all of the Shareholder Shares. Shareholder owns all of the Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than (i) as set forth in that certain Voting Agreement, dated as of January 20, 1998, by and between Shareholder and the other shareholders of the Company party thereto (the “Voting Agreement”) (provided that Shareholder hereby represents that Shareholder has been released from all proxies granted by Shareholder pursuant to the Voting Agreement with respect to all shareholder votes with respect to the Merger and the Transactions), (ii) for restrictions in favor of Parent and Sub pursuant to this Agreement, and (iii) for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the

United States). Without limiting the foregoing, except (i) as set forth in the Voting Agreement (provided that Shareholder hereby represents that Shareholder has been released from all proxies granted by Shareholder pursuant to the Voting Agreement with respect to all shareholder votes with respect to the Merger and the Transactions), (ii) for restrictions in favor of Parent and Sub pursuant to this Agreement, and (iii) for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, Shareholder has sole voting power and sole power of disposition with respect to all Shareholder Shares, with no restrictions on Shareholder’s rights of voting or disposition pertaining thereto and no person other than Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares. As of the date hereof, Shareholder does not own, beneficially or of record and except for any options held by the Shareholder to acquire any shares of Class A Common Stock of the Company (it being understood that the Class A Common Stock issued to Shareholder upon the exercise of such options would constitute additional Shareholder Shares hereunder), any securities of the Company other than 13,333 shares of Class A Common Stock, which are owned beneficially and of record by Shareholder and collectively constitute the Shareholder Shares.
          (d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective subsidiaries in connection with the Transactions based upon arrangements made by or on behalf of Shareholder.
     3. Termination. This Agreement shall terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement and (ii) the provisions of this Section 3 and Section 4 shall survive any termination of this Agreement.
     4. Miscellaneous.
          (a) Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by Shareholder solely in his capacity as owner of the Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company (including Shareholder) from taking any action in his or her capacity as a director or officer of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company, including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.02 of the Merger Agreement. Further, nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.
          (b) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
          (c) Additional Shares. Until any termination of this Agreement in accordance with its terms, Shareholder shall promptly notify Parent of the number of shares of Company Common Stock, if any, as to which Shareholder acquires record or beneficial ownership after the date hereof. Any shares of Company Common Stock as to which Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shareholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Common Stock, the number of Shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to Shareholder in connection therewith.
          (d) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.
          (e) Further Assurances. From time to time, at the request of Parent and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
          (f) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights hereunder.
          (g) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign its rights and interests hereunder to Parent or to any wholly-owned subsidiary of Parent if such assignment would not cause a delay in the consummation of any of the Transactions, provided that no such assignment shall relieve Sub of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No past, present or future director, officer, employee, incorporator, member, affiliate, partner or stockholder of Parent or Sub shall have any liability for any obligations of Parent or Sub under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions. Any purported assignment not permitted under this Section shall be null and void.
          (h) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Parent or Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
          (i) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          (j) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.
          (k) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
          (l) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Sub, to:
c/o Brazos Private Equity Partners LLC
100 Crescent Court, Suite 1777
Dallas, Texas 75201
Attention:   Patrick K. McGee
                    Michael D. Salim
Facsimile:   (214) 756-6505
Email:         pmcgee@brazosinv.com
                    msalim@brazosinv.com
          with a copy to:
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention:   Jeffrey B. Hitt
Facsimile:   (214) 746-7777
Email:         jeffrey.hitt@weil.com

if to Shareholder, to:
David A. Nicholson

with a copy (which shall not constitute notice to Shareholder) to:
Kennedy Covington Lobdell & Hickman LLP
Hearst Tower, 47th Floor
214 N. Tryon Street
Charlotte, North Carolina 28202
Attention:   Sean M. Jones
Fax:             (704) 353-3106
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
          (m) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          (n) GOVERNING LAW; ENFORCEMENT; JURISDICTION; WAIVER OF JURY TRIAL.
                 (i) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT TO THE EXTENT THE PROVISIONS OF THE GBCC ARE APPLICABLE.
                 (ii) THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY NEW YORK STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED

AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY NEW YORK STATE COURT OR ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY TRANSACTION, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

MMC PRECISION HOLDINGS CORP.
By:	/s/ Patrick K. McGee
Name:	Patrick K. McGee
Title:	President

MMC PRECISION MERGER CORP.
By:	/s/ Patrick K. McGee
Name:	Patrick K. McGee
Title:	President

/s/ David A. Nicholson
David A. Nicholson

SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT